UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BRIGHTHOUSE FUNDS TRUST II

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Brighthouse Funds Trust I and Brighthouse Funds Trust II Client Proxy Mailing Impacting Variable Annuity and Variable Life Clients

Clients invested in one or more series of Brighthouse Funds Trust I (BHFT I) and/or Brighthouse Funds Trust II (BHFT II) (the “Portfolios”) at the close of business on March 23, 2026, will be asked to vote on four proposals, as detailed in a proxy package which we expect to begin mailing on April 9, 2026.

Impacted Variable Annuity and Variable Life Products

Impacted Trusts/Portfolios

Please Note: Proposals I and II relate to the proposed merger of Brighthouse Financial, Inc. (the ultimate parent company of Brighthouse Investment Advisers, LLC (“BIA”), the investment adviser of the Portfolios) with an affiliate of Aquarian Capital, LLC. Upon the consummation of the merger, which is subject to the satisfaction or waiver of customary closing conditions, including receipt of insurance regulatory approvals, the existing investment management agreements between BIA and the Portfolios and the existing investment subadvisory agreements between BIA and the subadvisers will automatically terminate. The approval of Proposals I and II would permit BIA to continue to serve as investment manager of the Portfolios and MetLife Investment Management, LLC (“MIM”) to continue to serve as subadviser of certain Portfolios.

The four proposals are:

I.	New investment management agreements

Each Portfolio would enter into a new agreement with BIA, allowing BIA to continue to serve as investment manager to the Portfolio.

II.	New sub-advisory agreements for certain Portfolios

BIA and MIM would enter into a new agreement on behalf of each Portfolio that uses MIM as a subadviser, allowing MIM to continue to serve as subadviser to the Portfolio. Shareholder approval is required for new subadvisory agreements between BIA and MIM because MIM may be deemed an affiliate of BHFT I and BHFT II.

III.	Increased flexibility in hiring subadvisers

BIA and the Portfolios would be permitted to enter into and materially amend subadvisory agreements with affiliated subadvisers without seeking shareholder approval. The Portfolios already rely on similar relief for unaffiliated subadvisers.

IV.	Changes to diversification status for certain large-cap Portfolios

Several large-cap Portfolios would change from “diversified” to “non-diversified” status, providing portfolio managers enhanced flexibility to manage such Portfolios’ position sizes relative to their respective benchmarks and continue to pursue the Portfolios’ principal investment strategies effectively.

The proxy package will include a proxy statement describing the proposals and voting instructions as well as a voting card and a business reply envelope.

Sample Proxy Statement

(Initial Filing – definitive proxy statement expected to be filed with the Securities and Exchange Commission on or about March 31, 2026)

Client votes must be received no later than June 5, 2026. Voting may be completed via the internet, phone, mail, or during the virtual meeting held on that date. Please Note: Financial professionals will not receive a copy of their client’s proxy package.

Please contact your Strategic Relationship Manager with any questions.

Information regarding the proposals, including the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy materials to be filed with the Securities and Exchange Commission (“SEC”). Shareholders should read the proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders of record, and shareholders will also able to access the proxy statement, and any other relevant documents, for free on the SEC’s website at www.sec.gov once filed. The proxy statement also will be available at https://dfinview.com/BHFT.

Annuities and life insurance are issued by, and product guarantees are solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277 and, in New York only, by Brighthouse Life Insurance Company of NY, New York, NY 10017 (“Brighthouse Financial”). Registered products are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies.

8814299.1 [3/31/2028]

For Back Office Use Only. Not for Public Distribution.